EXHIBIT 99

           NIKE INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.92;
                        UP 35 PERCENT FROM PRIOR YEAR

                     Worldwide Futures Orders Up 11 Percent


BEAVERTON, Ore. (19 March, 2008) - NIKE, Inc. (NYSE:NKE) today reported financial results for the third quarter ended February 29, 2008. For the quarter, revenue grew 16 percent to $4.5 billion, compared to $3.9 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 6 percentage points for the quarter. Third quarter net income grew 32 percent to $463.8 million, compared to $350.8 million in the prior year and diluted earnings per share increased 35 percent to $0.92, versus $0.68 last year.

"A year ago we established the goal of reaching $23 billion in revenues by our fiscal year 2011 and outlined our strategy for achieving that goal while continuing to deliver profitable, sustainable growth and outstanding returns to our shareholders," said Mark Parker, Nike, Inc. President and Chief Executive Officer. "Our strong third quarter results, driven by sales gains across our diversified portfolio of categories, geographies, and brands, are a clear indication that our strategy is working and that we're on track to achieve our financial goals for this fiscal year and beyond."*

Parker continued, "Over the past twelve months we've taken a number of important strategic steps to strengthen the performance and potential of our portfolio of products and brands, steps we believe create stronger platforms for growth and allow us to connect even deeper with consumers. More than ever, the consumer is at the epicenter of everything we do and delivering the most innovative products and the most exciting consumer experiences is the key to our future growth."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from March 2008 through July 2008, totaling $6.9 billion, 11 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 2 percentage points.*

By region, futures orders for the U.S. increased 1 percent; Europe (which includes the Middle East and Africa) increased 12 percent; Asia Pacific grew 32 percent; and the Americas increased 20 percent. Changes in currency exchange rates increased reported futures orders growth in Europe by 3 percentage points and by 7 percentage points in Asia Pacific. In the Americas region changes in currency exchange rates did not have a significant impact on futures growth.*


Regional Highlights

U.S.
____
During the third quarter, U.S. revenues increased 5 percent to $1.6 billion versus $1.5 billion for the third quarter of fiscal 2007. U.S. athletic footwear revenues increased 5 percent to $1.1 billion; apparel revenues increased 10 percent to $407.8 million; and equipment revenues decreased 12 percent to $68.7 million. U.S. pre-tax income increased 17 percent to $347.3 million from $296.4 million a year ago.

Europe
______
Third quarter revenues for the Company's European region grew 23 percent to $1.4 billion from $1.1 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 13 percentage points. Footwear revenues were up 25 percent to $784.8 million. Apparel revenues increased 21 percent to $499.5 million and equipment revenues increased 23 percent to $100.0 million. Pre-tax income increased 31 percent to $334.3 million.

Asia Pacific
____________
In the third quarter, revenues in the Asia Pacific region grew 27 percent to $748.3 million compared to $589.9 million a year ago. Changes in currency exchange rates increased revenue growth by 7 percentage points. Footwear revenues were up 29 percent to $411.3 million, apparel revenues increased 25 percent to $272.6 million and equipment revenues grew 21 percent to $64.4 million. Pre-tax income increased 46 percent to $193.0 million.

Americas
________
Revenues in the Americas region increased 20 percent to $254.4 million from $212.5 million in the third quarter of fiscal 2007. Currency exchange rates contributed 10 percentage points to this growth rate. Footwear revenues were up 16 percent to $177.9 million, apparel revenues increased 30 percent to $55.0 million and equipment revenues grew 24 percent to $21.5 million. Pre-tax income increased 23 percent to $51.9 million.

Other Businesses
________________
For the third quarter, Other business revenues, which include Converse Inc., NIKE Golf, Cole Haan Holdings Incorporated, NIKE Bauer Hockey Corp., Hurley International LLC, and Exeter Brands Group LLC, grew 15 percent to $600.9 million from $522.7 million last year in the same period. Pre-tax income increased 16 percent to $77.5 million for the quarter.

On December 17, 2007, the Company completed its sale of the Starter brand to Iconix Brand Group, Inc. resulting in a gain of $29 million which is included in third quarter other income.

On February 21, 2008, the Company announced it had reached a definitive agreement to sell Bauer Hockey to an investor group led by Kohlberg & Company and Canadian businessman W. Graeme Roustan for $200 million in cash. This transaction is expected to be completed before the end of the fiscal year.

On January 31, 2008, Nike's (pound sterling)285 million, all-cash offer for the acquisition of 100 percent of the shares of Umbro plc was approved by Umbro shareholders. The United Kingdom's Office of Fair Trade gave regulatory approval on February 6, 2008 and on March 3, 2008 the acquisition was completed by Nike's wholly-owned subsidiary, NIKE Vapor
Ltd.

Commenting on these developments, Parker said, "Our focus on prime growth opportunities extends throughout our portfolio of brands. We are confident that our divestiture decisions are the right ones for Bauer Hockey, Starter, and Nike. Our most recent acquisition, Umbro, is a brand that has tremendous heritage and respect in global football. This acquisition represents an opportunity to create value for shareholders and consumers by applying our product, brand-building and operational capabilities to a business with enormous growth potential around the world."*

Income Statement Review

Third quarter gross margins were 45.1 percent compared to 44.2 percent for the same period last year. Selling and administrative expenses were 30.9 percent of third quarter revenues, compared to 31.7 percent last year. The effective tax rate for the quarter was 30.6 percent compared to 32.3 percent for the same period last year.

Balance Sheet Review

At quarter end, global inventories stood at $2.4 billion, an increase of 10 percent from February 28, 2007. Cash and short-term investments were $2.9 billion at the end of the quarter, compared to $2.3 billion last year.

Share Repurchase

During the third quarter, the Company purchased a total of 5,570,300 shares for approximately $343.9 million in conjunction with the Company's four-year $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the third quarter the Company has repurchased a total of 34.2 million shares for approximately $1.8 billion under this program.


         MEDIA CONTACT:                        INVESTOR CONTACT:
         Alan Marks                            Pamela Catlett
         503.671.4235                          503.671.4589


NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan Holdings Incorporated, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Umbro Ltd., a leading United Kingdom-based global football (soccer) brand; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. Nike's earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)




                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED FEBRUARY 29, 2008
                         (In millions, except per share data)

INCOME                          QUARTER ENDED                 YEAR TO DATE ENDED
STATEMENT                   02/29/2008  02/28/2007  %Chg   02/29/2008  02/28/2007  %Chg
=======================================================  ============================
Revenues                      $4,544.4    $3,926.9   16%    $13,539.0   $11,942.7    13%
Cost of sales                  2,496.5     2,191.7   14%      7,483.0     6,701.2    12%
                           _______________________           ______________________
Gross margin                   2,047.9     1,735.2   18%      6,056.0     5,241.5    16%
                                45.1 %      44.2 %             44.7 %      43.9 %

Selling and administrative
 expense                       1,403.2     1,243.3   13%      4,267.4     3,756.7    14%
                                30.9 %      31.7 %             31.5 %      31.5 %

Interest income, net               18.7       15.8   18%         66.4        43.0    54%
Other income (expense), net         5.3       10.3  -49%         (0.4)       13.3  -103%
                           -----------------------           ----------------------

Income before income taxes        668.7      518.0   29%      1,854.6     1,541.1    20%

Income taxes                      204.9      167.2   23%        461.7       487.5    -5%
                           -----------------------           ----------------------
                                 30.6 %     32.3 %             24.9 %      31.6 %

Net income                       $463.8     $350.8   32%     $1,392.9    $1,053.6    32%
                           =======================           ======================
Diluted EPS1                      $0.92      $0.68   35%        $2.76       $2.07    33%
                           =======================           ======================
Basic EPS1                        $0.94      $0.69   36%        $2.80       $2.09    34%
                           =======================           ======================


Weighted Average Common Shares Outstanding:

Diluted                       502.5       510.8              505.4       509.6
Basic                         493.9       504.5              497.0       504.1
                        =======================         =======================
Dividends declared            $0.23      $0.185             $0.645      $0.525
                        =======================         =======================

1 Basic earnings per common share for the three months ended February 28, 2007 do not recalculate due to rounding.



NIKE, INC.
BALANCE SHEET*                                   02/29/2008   02/28/2007
=========================================================================
                                                      (In millions)
   ASSETS
Current assets:
   Cash and equivalents                            $2,242.4     $1,879.2
   Short-term investments                             684.2        390.5
   Accounts receivable, net                         2,775.5      2,520.7
   Inventories                                      2,390.9      2,167.8
   Deferred income taxes                              245.0        184.4
   Prepaid expenses and other
     current assets                                   566.7        486.2
                                                 ------------------------
   Total current assets                             8,904.7      7,628.8

Property, plant and equipment                       4,009.7      3,568.9
   Less accumulated depreciation                    2,189.7      1,914.3
                                                 ------------------------
   Property, plant and equipment, net               1,820.0      1,654.6

Identifiable intangible assets, net                   384.4        406.1
Goodwill                                              130.8        130.8
Deferred income taxes and other assets                548.3        398.3

                                                 ------------------------
Total assets                                      $11,788.2    $10,218.6
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $  6.3       $ 30.6
   Notes payable                                      205.6         96.0
   Accounts payable                                 1,004.7        800.9
   Accrued liabilities                              1,630.2      1,305.5
   Income taxes payable                                96.4         74.7
                                                 ------------------------
   Total current liabilities                        2,943.2      2,307.7

Long-term debt                                        446.7        419.4
Deferred income taxes and other liabilities           784.8        643.2
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                7,613.2      6,848.0

                                                 ------------------------
Total liabilities and shareholders' equity        $11,788.2    $10,218.6
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC.                      QUARTER ENDED                YEAR TO DATE ENDED
DIVISIONAL REVENUES       02/29/2008 02/28/2007  %Chg   02/29/2008 02/28/2007  %Chg
=====================================================  ============================
                                               (In millions)
U.S. Region
     Footwear               $1,080.0   $1,027.9    5%     $3,183.2   $2,986.4    7%
     Apparel                   407.8      371.3   10%      1,297.2    1,278.2    1%
     Equipment                  68.7       77.8  -12%        227.9      232.3   -2%
                         ----------------------        ----------------------
          Total              1,556.5    1,477.0    5%      4,708.3    4,496.9    5%

EMEA Region
     Footwear                  784.8      630.0   25%      2,223.4    1,850.9   20%
     Apparel                   499.5      413.2   21%      1,552.4    1,321.2   17%
     Equipment                 100.0       81.6   23%        310.4      259.8   19%
                         ----------------------        ----------------------
          Total              1,384.3    1,124.8   23%      4,086.2    3,431.9   19%

Asia Pacific Region
     Footwear                  411.3      319.4   29%      1,077.5      862.8   25%
     Apparel                   272.6      217.4   25%        802.3      668.9   20%
     Equipment                  64.4       53.1   21%        173.9      154.8   12%
                         ----------------------        ----------------------
          Total                748.3      589.9   27%      2,053.7    1,686.5   22%

Americas Region
     Footwear                  177.9      152.8   16%        590.6      510.2   16%
     Apparel                    55.0       42.3   30%        186.5      149.2   25%
     Equipment                  21.5       17.4   24%         70.4       58.1   21%
                         ----------------------        ----------------------
          Total                254.4      212.5   20%        847.5      717.5   18%

                             3,943.5    3,404.2   16%     11,695.7   10,332.8   13%

Other                          600.9      522.7   15%      1,843.3    1,609.9   14%

Total NIKE, Inc. revenues   $4,544.4   $3,926.9   16%    $13,539.0  $11,942.7   13%






NIKE, INC.
                            QUARTER ENDED                    YEAR TO DATE ENDED
PRE-TAX INCOME1,2        02/29/08   02/28/07  %Chg          02/29/08   02/28/07  %Chg
===================================================================================
U.S. Region            $  347.3   $  296.4   17%          $1,001.2   $  934.2    7%
EMEA Region               334.3      255.7   31%             940.0      734.0   28%
Asia Pacific Region       193.0      132.1   46%             526.6      382.8   38%
Americas Region            51.9       42.1   23%             178.5      152.9   17%
Other                      77.5       67.0   16%             243.5      208.5   17%
Corporate3               (335.3)    (275.3) -22%          (1,035.2)    (871.3) -19%
                      ______________________              _____________________
Total pre-tax income1  $  668.7   $  518.0   29%          $1,854.6   $1,541.1   20%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.